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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY




                          VISTA ENERGY RESOURCES, INC.





                             SEVERANCE BENEFIT PLAN





                            EFFECTIVE OCTOBER 8, 1999




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                          VISTA ENERGY RESOURCES, INC.
                             SEVERANCE BENEFIT PLAN



                                    ARTICLE I
                                   DEFINITIONS

     1.1 "ADMINISTAFF" means Administaff Companies, Inc., a Delaware corporation.

     1.2 "BASE PAY" means an Employee's monthly base salary or average monthly wages computed over the three months preceding the Effective Time (if paid on an hourly or commission basis). "Base Pay" does not include any bonus, incentive pay, auto or travel allowance, or other such payments or compensation, or any expense reimbursement.

     1.3 "CAUSE" means, in the context of an Eligible Employee's termination or separation from employment with the Company, such Eligible Employee's (a) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity), in any material respect, to attend to duties as assigned by the Company to such Eligible Employee; (b) failure in any material respect to comply with any of the terms of such Eligible Employee's employment with the Company; (c) failure to follow the established, reasonable and material policies, standards, and regulations of the Company; (d) willful engagement in misconduct injurious to the Company or to any of its subsidiaries or affiliates or to any of its or their employees; or (e) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved, or any crime including moral turpitude.

     1.4 "CODE" means the Internal Revenue Code of 1986, as amended.

     1.5 "COMPANY" means Vista Energy Resources, Inc., a Delaware corporation, and/or its wholly-owned operating subsidiary, Vista Resources, Inc.

     1.6 "EFFECTIVE TIME" has the meaning set forth in the Merger Agreement.

     1.7 "ELIGIBLE EMPLOYEE" means each Employee other than (a) any Employee who is a party to a separate severance plan or agreement with the Company, and (b) any Employee who is a party to an individual employment agreement with the Company providing for severance benefits.

     1.8 "EMPLOYEE" means any individual who is employed full-time by the Company and who is regularly scheduled to work at least 30 hours per week for the Company.

     1.9 "GOOD REASON" means, with respect to any Eligible Employee, the occurrence of any of the following events: (i) any substantial adverse change, not consented to in writing by such Eligible Employee, in such Eligible Employee's responsibilities, authorities, functions or duties; (ii) an involuntary reduction in such Eligible Employee's Base Pay (other than a de minimis reduction); or (iii) the relocation of the offices at which such Eligible Employee is principally employed to a location more than thirty (30) miles from such Eligible Employee's office at the Effective Time

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(provided, however, this clause (iii) shall not apply to an Eligible Employee who relocates to the new offices and then voluntarily terminates employment).

     1.10 "MERGER" means the merger of Merger Sub with and into Prize pursuant to the Merger Agreement.

     1.11 "MERGER AGREEMENT" means the Agreement and Plan of Merger dated October 8, 1999, among the Company, Prize and Merger Sub.

     1.12 "MERGER SUB" means PEC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company.

     1.13 "PLAN" means the Vista Energy Resources, Inc. Severance Benefit Plan, as amended from time to time.

     1.14 "PLAN ADMINISTRATOR" means the Company.

     1.15 "PRIZE" means Prize Energy Corp., a Delaware corporation.

                                   ARTICLE II
                            GENERAL SEVERANCE BENEFIT

     2.1 SEVERANCE BENEFIT. The Company shall provide severance benefits as set forth in Article III to Eligible Employees, pursuant to the terms, conditions and limitations set forth in the Plan. The Plan supersedes all prior practices, policies, procedures and plans relating to severance benefits from the Company and any affiliated or predecessor entities.

                                   ARTICLE III
                               SEVERANCE BENEFITS

     3.1 SEVERANCE BENEFITS.

         (a) Each Eligible Employee who continues to provide services to the Company through the Effective Time (or, if requested by the Company, through a period not to exceed three months following the Effective Time) shall be entitled to severance benefits under the Plan if the Company (or, after the Effective Time, Administaff) terminates his or her employment (other than for Cause) or such Eligible Employee terminates his or her employment with the Company (or, after the Effective Time, Administaff) for Good Reason within six months after the Effective Time.

         (b) The amount of severance benefits payable to an Eligible Employee under the Plan shall be one month of Base Pay plus an additional month of Base Pay for each year of service with the Company or Administaff. For purposes of calculating years of service, fractional years (calculated to the nearest month) shall be included. For purposes of determining years of service with the Company, service with a predecessor or affiliate of the Company, as well as service with

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an entity substantially all of the assets of which were acquired by the Company, shall not be included. Nothing in the Plan shall preclude the Plan
Administrator, in its complete discretion, from providing benefits under the Plan in addition to those set forth in this Section 3.1.

     3.2 RELEASE AND OTHER AGREEMENTS. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving severance benefits under the Plan, each Eligible Employee who is otherwise entitled to receive such benefits must execute a release, and such other documents and agreements as required by the Plan Administrator, in the form and pursuant to the procedures established by the Plan Administrator. If an Eligible Employee fails to properly execute such release and other documents or agreements, such Eligible Employee shall receive no severance benefits under the Plan.

     3.3 VOLUNTARY TERMINATION. Notwithstanding any other provision in the Plan to the contrary, an Eligible Employee who voluntarily terminates employment with the Company (or, after the Effective Time, Administaff), other than for Good Reason, shall receive no severance benefits under the Plan.

     3.4 DETERMINATION. The Plan Administrator shall determine whether an Eligible Employee has been terminated for Cause or has terminated his or her employment for Good Reason.

     3.5 FORM OF BENEFIT. Any benefit under the Plan shall be paid in a lump sum.

     3.6 COBRA. Nothing in the Plan shall be construed to limit the right of any Eligible Employee to any benefits required by the Consolidated Omnibus Budget Reconciliation Act.

     3.7 MAXIMUM BENEFIT. Notwithstanding any provision in the Plan to the contrary, no amount shall be payable to any Eligible Employee under the Plan which exceeds two years of Base Pay or which, when combined with any other payments to such Eligible Employee, would not be deductible by the Company under
Section 280G of the Code or would subject the Eligible Employee to taxation under Section 4999 of the Code.

                                   ARTICLE IV
                               GENERAL PROVISIONS

     4.1 FUNDING AND COST OF PLAN. The benefits provided herein shall be unfunded and shall be provided from the Company's general assets. The cost of providing benefits under the Plan shall be borne by the Company or, in connection with the Merger, the entity which has agreed to pay for the cost of providing benefits under the Plan.

     4.2 NAMED FIDUCIARY. The Plan Administrator shall be the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended.

     4.3 ADMINISTRATION. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including, without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation

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of Plan benefits, granting or denial of benefit claims, and review of claim denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. The Company may, by action of its Chief Executive Officer, delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both. To the extent the Company delegates its responsibilities and powers as Plan Administrator, the Company shall indemnify and hold harmless each such delegate (and any other individual acting on such delegate's behalf) against any and all expenses and liabilities arising out of such person's administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person's own willful misconduct; expenses against which such person shall be indemnified hereunder include, without limitation, the amounts of any settlement, judgment, attorneys' fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

     4.4 PLAN YEAR. The Plan shall be administered on a calendar year basis. Accordingly, the plan year shall be the twelve-consecutive-month period commencing January 1 of each year.

     4.5 AMENDMENT AND TERMINATION. Subject to the limitations provided herein, the Plan may be amended or terminated at any time, by means of a written instrument executed by the Chief Executive Officer of the Company. No amendment of the Plan may be made which shall deprive any Eligible Employee of amounts already in payment status under the Plan at the time of the amendment or of amounts payable with respect to events occurring prior to the amendment. No amendment of the Plan may be made for a period of six months following the Merger which relates to benefits payable under the Plan in connection with the Effective Time and any amendment made thereafter shall not be applicable to events occurring prior to the amendment. Neither the Company nor its successor may terminate the Plan for a period of six months following the Effective Time.

     4.6 CLAIMS PROCEDURE AND REVIEW. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall be in writing, be written in a manner calculated to be understood by the claimant, contain the specific reason or reasons for denial of the claim, refer specifically to the pertinent Plan provisions upon which the denial is based, describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and explain the Plan's claim review procedure. Within 60 days after the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant's appeal (or 120 days after receipt of the claimant's appeal if there are special circumstances which require an extension of time for processing). Such decision shall be written in a manner calculated to be understood by the claimant, include specific reasons for the decision, and refer specifically to the Plan provisions upon which the decision is based. If special circumstances require an extension, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special

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circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

     4.7 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or Administaff and any person, to be consideration for the employment of any person, or to have any effect whatsoever on the at-will employment relationship. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or Administaff or to restrict the right of the Company or Administaff to discharge any person at any time. Nothing in the Plan shall be deemed to give the Company or Administaff the right to require any person to remain in the employ of such Company or Administaff or to restrict any person's right to terminate employment at any time.

     4.8 GOVERNING LAW. The Plan shall be interpreted under the laws of the State of Texas, except to the extent preempted by federal law.

     4.9 GENDER; NUMBER. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

     4.10 OVERPAYMENT. If, due to mistake or any other reason, a person receives benefits under the Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If that person fails to so repay the overpayment, then, without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other payments or benefits which become payable to that person under the Plan or otherwise.

     4.11 HEADINGS. The headings of the Articles and Sections of the Plan are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

     4.12 SEVERABILITY. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

     4.13 MITIGATION. An Eligible Employee will not be required to mitigate the amount of any payment required hereunder.

     4.14 WITHHOLDING. The Company (or Administaff) may withhold from any amounts payable under the Plan any applicable federal, state, and local taxes, and social security, medicare tax, FUTA and any other applicable payroll withholding as the payor is required to withhold pursuant to any law or government regulation or ruling.

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     IN WITNESS WHEREOF, Vista Energy Resources, Inc. has executed the Vista
Energy Resources, Inc. Severance Benefit Plan this 8th day of October, 1999.


                                       VISTA ENERGY RESOURCES, INC.


                                       By: /s/ C. RANDALL HILL
                                           -------------------------------------

                                       Name: C. Randall Hill
                                             -----------------------------------

                                       Title: CEO
                                              ----------------------------------

WITNESS:

/s/ R. CORY RICHARDS
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Name: R. Cory Richards
      -----------------------------

Title: Executive V.P.
       ----------------------------

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